Exhibit 99.1

For release: April 29, 2005, 6:00 am EDT

Contacts

For Babcock & Brown:	Victoria McManus	For Greenbrier:	Mark Rittenbaum
	(212) 935-7800		(503) 684-7000

Greenbrier and Babcock announce $250 million leasing venture

     The Greenbrier Companies [NYSE:GBX] and Babcock & Brown Limited [ASX:BNB], through its U.S. subsidiary Babcock & Brown Rail Management LLC, announced today that they will jointly lease over 3500 newly-built freight railcars ordered for the North American market with a value of approximately $250 million. The parties intend to syndicate the cars to and manage the cars for third party investors. The arrangement may be expanded to include additional railcars.

     More than 80% of the railcars have been placed on leases through a joint marketing effort between Greenbrier and Babcock & Brown. Most of the railcars are expected to be delivered in 2005. Railcars on order include six car types from four manufacturers including Greenbrier. Both companies have significant experience in leasing, syndicating and managing freight railcars.

     “This new relationship expands each company’s access to new equipment. We believe it will provide our customers with a broader range of products,” said William Furman, president and chief executive officer of Greenbrier.

     Victoria McManus, president of Babcock & Brown Rail Management LLC, added, “Greenbrier’s capacity and strength in fleet management, and Babcock & Brown’s structuring expertise and access to a worldwide investor market, should significantly enhance our joint syndication capability and enhance our returns on leased railcar assets.”

     The Greenbrier Companies (www.gbrx.com) headquartered in Lake Oswego, OR is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in the U.S., Canada, and Mexico and repairs and refurbishes freight cars or wheels at 15 locations across North America, with growing supply chain relationships in Asia. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 125,000 railcars in its leasing and services unit.

     Babcock & Brown is a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments, including railcars and other transportation equipment. Babcock & Brown was founded in 1977 and is listed on the Australian Stock Exchange. Babcock & Brown operates from 18 offices across Australia, the United States, Europe, Asia and Africa and has more than 440 employees worldwide.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of Greenbrier’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Greenbrier undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.